Exhibit 10.24

WAIVER AND AMENDMENT AGREEMENT

This Waiver and Amendment Agreement (this “Agreement”), dated as of February 22, 2008 (the “Amendment Agreement Date”), is entered into by and among HQ Sustainable Maritime Industries, Inc. (the “Company”), The Tail Wind Fund Ltd. (“Tail Wind”) and Solomon Strategic Holdings, Inc. (“Solomon”, and together with Tail Wind, the “Investors”).

R E C I T A L S:

WHEREAS, the Company and the Investors are parties to that certain Securities Purchase Agreement, dated as of November 3, 2006 (the “Purchase Agreement”), pursuant to which the Investors purchased $5 million in aggregate principal amount of the Company’s 6.5% Convertible Notes due November 1, 2009 (the “Notes”) and pursuant to which the Company and the Investors entered into that certain Registration Rights Agreement dated as of November 3, 2006 (the “Registration Rights Agreement”); capitalized terms used in this Agreement and not otherwise defined have the respective meanings ascribed thereto in the Purchase Agreement or Registration Rights Agreement, as applicable;

WHEREAS, the Company has failed to timely cause a Registration Statement to be filed and declared effective pursuant to the Registration Rights Agreement, and therefore the Company is current liable to the Investor for liquidated damages thereunder in accordance therewith;

WHEREAS, interest has been accruing under the Notes which has not yet been paid, part of which is past due;

WHEREAS, the Investors have agreed to waive all liquidated damages and interest accrued through March 31, 2008 in consideration for 300,000 shares of the Company’s Common Stock (“Waiver Shares”) in the aggregate, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties wish to include the Waiver Shares issued hereunder as “Registrable Securities” under the Registration Rights Agreement;

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions herein contained, the parties hereto agree as follows:

Section 1 Waiver.

1.1 Waiver. Subject to the terms hereof and compliance by the Company with the terms of this Agreement, each of the Investors hereby waives (a) any and all liquidated damages accrued under the Registration Rights Agreement as a result of the Company’s failure to timely file and cause to become effective a Registration Statement pursuant to the Registration Rights Agreement, and (b) any and all future liquidated damages which would otherwise hereafter acrrue under the Registration Rights Agreement as a result of the Company’s failure to timely file and cause to become effective a Registration Statement pursuant to the Registration Rights Agreement, and (c) any and all interest accrued under the Notes from the issuance thereof through March 31, 2008.

1.2 Waiver Shares. Within seven (7) business days following the execution hereof by all the parties hereto, the Company shall (a) issue 255,000 Waiver Shares to Tail Wind and 45,000 Waiver Shares to Solomon, which shares shall be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company, and (b) deliver stock certificates evidencing such Waiver Shares to the Investors.

1.3 Purchase Agreement. The terms and conditions of the Purchase Agreement, as amended hereby, shall govern the Waiver Shares, mutatis mutandis, with the Purchase Agreement being hereby amended such that (i) the term “Securities” shall also include the Waiver Shares, and (ii) the term “Agreements” shall also include this Agreement. To the extent such terms are incorporated by reference in the Registration Rights Agreement, such terms shall have such amended meanings therein.

1.4 Disclosure. The Company shall, by 8:30 a.m. (New York City time) on the second Trading Day following the date on which this Agreement is executed by all parties hereto, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company and the Investors shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby.

Section 2 Registration Rights Agreement. The Registration Rights Agreement shall apply mutatis mutandis to the Waiver Shares (including without limitation the indemnification and contribution provisions contained therein) and without limiting the foregoing, a new or amended Registration Statement covering such Waiver Shares shall be promptly filed, and the Company shall use its best efforts to cause such Registration Statement to be declared effective as soon as possible. After such Registration Statement is declared effective, the Company shall cause such Registration Statement and the prospectus contained therein to remain effective and current with respect to the Waiver Shares for at least one year from the date of issuance of the Waiver Shares.

Section 3 Miscellaneous.

3.1 Except as waived and amended hereby and for the purposes described herein, the Purchase Agreement, the Registration Rights Agreement and Notes shall remain in full force and effect in accordance with their respective terms. Except for the waiver and amendment contained herein, this Agreement shall not in any way waive or prejudice any of the rights of the Investors or obligations of the Company under the Notes or other Agreements, or under any law, in equity or otherwise, and such waiver and amendment shall not constitute a waiver or amendment of any other provision of the Notes or other Agreements nor a waiver or amendment of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Investors. For clarification, the Warrants remain outstanding and in full force and effect and shall not be affected hereby.

3.2 This Agreement shall be governed by and construed in accordance with laws of the State of New York applicable to contracts made and to be performed with such state.

3.3 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or by email of PDF image files.

3.4 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consumption of the transactions contemplated hereby.

[Signature Pages Following]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first-above written.

THE COMPANY:

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ Norbert Sporns
Name:	Norbert Sporns
Title:	CEO

THE PURCHASERS:

THE TAIL WIND FUND LTD.
By:	TAIL WIND ADVISORY AND MANAGEMENT LTD., as investment manager

By:	/s/ David Crook
Name:	David Crook
Title:	CEO

SOLOMON STRATEGIC HOLDINGS, INC.

By:	/s/ Andrew P. MacKellar
Name:	Andrew P. MacKellar
Title:	Director

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